Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
S.Y. Bancorp, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein in the Form S-8 registration statement.

KPMG LLP

Louisville, KY
September 27, 2005